Hudson Pacific Properties, Inc. Announces Closing of Amended $200 Million Credit Facility

Los Angeles, CA, April 5, 2011 - Hudson Pacific Properties, Inc. (the “Company”) (NYSE: HPP) today announced that it has completed an amendment to its $200.0 million revolving secured credit facility entered into in June 2010 in connection with the Company's initial public offering.

“Since our credit facility was put in place in June 2010, the credit markets have strengthened and our company has executed on its acquisition strategy and operating goals,” said Mark Lammas, Chief Financial Officer of Hudson Pacific Properties, Inc. “We believe the terms of this credit facility amendment reflect those important milestones, by bringing our credit facility in line with the current market and providing increased financial and operational flexibility to Hudson Pacific.”

As a result of the amendment, the facility now bears interest at a rate per annum equal to LIBOR plus 250 basis points to 325 basis points (down from 325 basis points to 400 basis points), depending on the Company's leverage ratio, and is no longer subject to a LIBOR floor of 1.50%. The facility continues to include an accordion feature that allows the Company to increase the availability by $50.0 million, to $250.0 million, under specified circumstances. The amount available for the Company to borrow under the facility remains subject to the lesser of a percentage of the appraisal value of the Company's properties that form the borrowing base of the facility and a minimum implied debt service coverage ratio. Through the amendment, the loan-to-value threshold for office properties has been increased to 60.0% (up from 55.0%) and debt service coverage ratio for office properties has been reduced to 1.50x (down from 1.60x). The annual fee charged against the unused portion of the facility has also been reduced to 40 basis points (down from 50 basis points).

The Company's ability to borrow under the facility remains subject to ongoing compliance with a number of customary restrictive covenants, including:

•	a maximum leverage ratio (defined as consolidated total indebtedness to total asset value) of 0.60:1.00;

•
a minimum fixed charge coverage ratio (defined as consolidated earnings before interest, taxes; depreciation and amortization to consolidated fixed charges) of 1.50:1.00, which was reduced from 1.75:1:00 by the amendment;

•	a maximum consolidated floating rate debt ratio (defined as consolidated floating rate indebtedness to total asset value) of 0.25:1.00;

•
a maximum recourse debt ratio (defined as recourse indebtedness other than indebtedness under the revolving credit facility but including unsecured lines of credit to total asset value) of 0.15:1.00; and

•
a minimum tangible net worth equal to at least 85% of the Company's tangible net worth at the closing of the Company's initial public offering plus 75% of the net proceeds of any additional equity issuances.

Certain other definitional and other revisions were made under the amendment, which should further enhance the financial and operation flexibility under the facility.

The amendment has been fully executed by the Company and the holders of the outstanding commitments under the facility effective as of April 4, 2011. The Company has agreed to pay fees totaling approximately $750,000 to the holders of the $200.0 million of outstanding commitments under the facility.

About Hudson Pacific Properties

Hudson Pacific Properties, Inc. is a full-service, vertically integrated real estate company focused on owning, operating and acquiring high-quality office properties and state-of-the-art media and entertainment properties in select growth markets primarily in Northern and Southern California. The Company's strategic investment program targets high barrier-to-entry, in-fill locations with favorable, long-term supply-demand characteristics in select target markets including Los Angeles, Orange County, San Diego, San Francisco, Silicon Valley and the East Bay. Its wholly owned portfolio includes 12 properties totaling approximately 3.4 million square feet, strategically located in many of the Company's target markets. Upon completion of the Rincon Center acquisition the Company's portfolio will consist of 13 properties totaling approximately 4.0 million square feet. The Company intends to elect to be taxed and to operate in a manner that will allow it to qualify as a real estate investment trust, or REIT, for federal income tax purposes, commencing with the taxable year ended December 31, 2010. Hudson Pacific Properties is a component of the Russell 2000® and the Russell 3000® indices. For additional information, visit www.hudsonpacificproperties.com.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond the Company's control that may cause actual results to differ significantly from those expressed in any forward-looking statement. All forward-looking statements reflect the Company's good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the Company's future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the Company's final prospectus dated June 23, 2010, and other risks described in documents subsequently filed by the Company from time to time with the Securities and Exchange Commission.

Investor Contact:
Hudson Pacific Properties, Inc.
Mark Lammas
Chief Financial Officer
(310) 445-5700

or

Investor / Media Contact:
Addo Communications, Inc.
Andrew Blazier
(310) 829-5400
andrewb@addocommunications.com